Exhibit 2.1

STRICTLY CONFIDENTIAL	EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

FRESH FROZEN FOODS, INC.,

INVENTURE FOODS, INC.

and

THE PICTSWEET COMPANY

Dated as of March 23, 2017

i

4.6	Brokerage	32
4.7	Financial Capability	32
4.8	No Stockholder Vote Required	33
4.9	No Other Representations	33

ARTICLE 5 INDEMNIFICATION AND RELATED MATTERS		33
5.1	Survival	33
5.2	Indemnification	33

ARTICLE 6 ADDITIONAL AGREEMENTS		37
6.1	Tax Matters	37
6.2	Press Releases and Announcements	38
6.3	Further Transfers	38
6.4	Specific Performance	39
6.5	Expenses	39
6.6	Cooperation; Non-Disparagement and Confidentiality	39
6.7	Employee and Employee Benefit Matters; WARN Act	40
6.8	Restrictive Covenants	42
6.9	Change of Name	43
6.10	Customers and Other Business Relationships	43
6.11	Collection of Accounts Receivable	43
6.12	Payment of Excluded Liabilities	44
6.13	Domain Names, Websites, and Social Media Accounts	44
6.14	Required Approvals	44
6.15	Inventory Packaging	44
6.16	Communications Concerning Purchased Assets	44
6.17	Signature Settlement	44

ARTICLE 7 MISCELLANEOUS		45
7.1	Amendment and Waiver	45
7.2	Notices	45
7.3	Binding Agreement; Assignment	45
7.4	Severability	45
7.5	Construction	46
7.6	Captions and Headings	46
7.7	Entire Agreement; No Merger	46
7.8	Counterparts; Electronic Signatures	46
7.9	Governing Law	46
7.10	No Third Party Beneficiaries	47
7.11	CONSENT TO JURISDICTION	47
7.12	WAIVER OF JURY TRIAL	47

EXHIBITS

A	Bill of Sale and Assignment and Assumption Agreement
B	Trademark Assignment
C	Policy Transfer Agreement

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of March 23, 2017, by and among Fresh Frozen Foods, Inc., a Delaware corporation (the “Company”), Inventure Foods, Inc., a Delaware corporation (“Parent”) and The Pictsweet Company, a Delaware corporation (“Buyer”).  The Company, Parent and Buyer are collectively referred to herein as the “Parties” and each individually is referred to as a “Party.”

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to acquire from the Company, and the Company desires to sell to Buyer, all of the Company’s right, title and interest in the assets and properties owned, used or held for use in the frozen vegetable processing, packaging and distributing business conducted by the Company, including without limitation the “Fresh Frozen Foods” brand name and all derivatives thereof (the “Business”), and Buyer desires to assume, and the Company desires to assign and transfer, certain liabilities of the Company incurred exclusively or primarily in connection with the Business, in each case as more fully set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, promises and covenants set forth herein, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               Definitions. For purposes of this Agreement, each of the following terms shall have the respective meanings set forth below:

“Accounts Payable” means all notes and accounts payable of the Company arising from the Business on or prior to the Effective Time.

“Accounts Receivable” means all notes and accounts receivable of the Company arising from the Business prior to the Closing Date.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities or otherwise.

“Buildings” means the buildings, improvements, fixtures and fittings located at the Owned Real Property.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in New York are authorized or obligated to close by law.

“Business Employee” means each employee and other individual service provider of the Company whose employment or service is exclusively or primarily in connection to the Business.

“Business Intellectual Property” means all Intellectual Property used or held for use in connection with the Business, including in each case, where applicable, all income, royalties, damages, equitable relief and payments due or payable after the Closing with respect thereto (including damages, equitable relief and payments for past, present or future infringements or misappropriations thereof, and the right to sue and recover for past infringements or misappropriations thereof), and all goodwill associated with any of the foregoing, including all Parent IP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Methodologies” means GAAP (except for the absence of footnotes), consistently applied with respect to the Company’s statements of operations and the inventory stated on the Company’s balance sheet and, with respect to other items on the Company’s balance sheet, GAAP, consistently applied, except without any allocation of cash, Indebtedness or tax-related assets or liabilities, and reflecting only costs that are directly allocated to the Business, and thus excluding certain indirect or overhead costs that relate to both the Business and Parent’s other businesses.

“Contract” means any contract, license, sublicense, franchise, permit, mortgage, purchase order, indenture, loan agreement, note, Lease, agreement, obligation, commitment, understanding, instrument or other commitment to enter into any of the foregoing (in each case, whether written or oral) under which the Company has or may acquire rights or benefits, has or may be subject to any obligations or liabilities, or by which the Company or any of its assets is or may be bound.

“Disclosure Schedules” means the schedules delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement, setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in this Agreement or as an exception to one or more of the representations, warranties, covenants or agreements contained in this Agreement; provided, that the inclusion of an item in the Disclosure Schedules as an exception to a representation or warranty will not be deemed an admission by the Company that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Material Adverse Effect, or that such item actually constitutes noncompliance with, or a violation of, any Law, permit or Contract or other topic to which such disclosure is applicable. References in this Agreement to “Schedules” are references to the applicable section of the Disclosure Schedules.

“Environmental Law” means any applicable Law and any Contract with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, sediment, surface water, groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation,

and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986,42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984,42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with Company or any Subsidiary of Company under Section 414 of the Code.

“Equipment” means all vehicles, machinery, apparatus, equipment (including, without limitation, spare parts, empty tote bins, pallets and slip sheets), furniture, tools, office equipment, computers, supplies, materials and other items of tangible personal property and assets of every kind and nature owned or leased by the Company and any software contained therein, together with the related documentation and any express or implied warranty by the manufacturer, seller or lessors of any item or component part thereof.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, whether foreign, federal, state or local, or any other political subdivision thereof, or any agency, tribunal or instrumentality of any such governmental or political subdivision, or any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means: (a) any material, substance, or waste, in each case, whether solid, liquid, or gas and whether naturally occurring or manmade, that is defined or regulated as a pollutant or contaminant or as hazardous, toxic, or words of similar import, under any Environmental Law; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture, or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement liabilities with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), and (vi) any liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which liabilities a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets; together with, in each case, interest, penalties, redemption premiums, and prepayment obligations.

“Intellectual Property” means all intellectual property rights in any jurisdiction, including: (i) registered and unregistered copyrights, works of authorship, artwork and copyrightable subject matter, including without limitation all marketing materials, working files for packaging, videos, advertisements, and trade show materials, and all licenses and agreements related thereto; (ii) trademarks, service marks, brand names, trade dress, logos, slogans and other similar designations of source or origin, whether registered, applied-for or unregistered, together with the goodwill symbolized by any of the foregoing, and any uniform product code registered or used under any brand or trademark; (iii) Internet domain names, websites, social media accounts, and all related content, images, designs, materials, and code, and all credentials, usernames and passwords to access any of the foregoing; (iv) patents, patent applications, invention disclosures and all related provisionals, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof; (v) trade secrets, confidential information and proprietary know-how (including processes, procedures, research and development including consumer research, consumer perception studies, equity research, and research related to impact of recall, brand positioning, concept tests, and innovation ideas, concepts, algorithms and specifications); (vi) any other intellectual property or proprietary rights recognized under any jurisdiction and any and all registrations, applications, recordings, licenses, common-law rights and contractual rights relating to any of the foregoing; and (vii) all actions, claims, and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Inventory” means seeds and plants at all stages of growth and harvesting, all frozen vegetable related inventories, packaging materials, bulk containers, and finished cased goods, raw materials, work-in-process, finished goods, repair and replacement parts, and collateral materials and supplies, and other personal property used in the Business, including Inventory held by third parties but owned by Seller as evidenced by warehouse receipts, other than the Excluded Inventory, and including the inventory listed on the inventory statement attached hereto as Annex A.

“IP Contracts” means each agreement (i) under which the Company uses or licenses an item of Business Intellectual Property that any Person besides the Company owns, and (ii) under which the Company has granted any Person any right or license to Business Intellectual Property including any right to use any item of Business Intellectual Property.

“Knowledge” as used in the phrases “to the Knowledge of the Company,” “to the Company’s Knowledge” or phrases of similar import means matters known by, or which should be known following reasonable inquiry, by Terry McDaniel, Steve Weinberger, Brian Foster, Dan Hammer or Jim Milligan.

“Land” means the parcels of real property described on Schedule 1.1(a) attached hereto.

“Law” means any law (including common law), statute, code, rule, regulation, order, award, injunction, ruling, writ, ordinance, judgment, decree, treaty or other pronouncement of any Governmental Authority having the effect of law.

“Lease” means all of the right, title and interest of the Company in any leases, subleases, licenses, concessions, leasehold improvements and any other agreements in the nature of a lease, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company with respect thereto.

“Lien” means any mortgage, pledge, security interest, purchase money interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against the Company or any of its Affiliates, and any filing or agreement to file a financing statement as a debtor under the Uniform Commercial Code or any similar statute; provided that, with respect to Intellectual Property, “Lien” shall not include licenses granted thereunder.

“Material Adverse Effect” means any change, event or condition that, individually or in the aggregate, has had a material adverse effect on the Purchased Assets, the Assumed Liabilities, and the Business, taken as a whole, other than any change or event resulting from, relating to or arising out of (i) general economic, political or regulatory conditions in any of the geographical areas in which the Company operates; (ii) any change in the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market), including changes in interest rates; (iii) conditions generally affecting the frozen vegetable processing, packaging and distributing business; (iv) acts of God, natural disasters, national or international political or social conditions, including the engagement in hostilities by the United States, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war (including any escalation or worsening of war), or the occurrence of any military or terrorist attack; (v) any action taken by Buyer or any of its Affiliates; (vi) the negotiation, announcement or pendency of the transactions contemplated hereby, the disclosure of the fact that Buyer is the prospective acquirer of the Business or any of the Purchased Assets, or any communication by or on behalf of Buyer regarding Buyer’s plans or intentions with respect to the Business or Purchased Assets (including the impact of any of the foregoing on relationships with customers, suppliers, employees or regulators, and any suit, action or proceeding arising therefrom or in connection therewith); (vii) any changes in GAAP (or other applicable accounting regulations) or accounting principles (or interpretations thereof) or any change in applicable Laws or the interpretation thereof; or (viii) compliance with the terms of, or the taking of any action required or expressly contemplated by, this Agreement or the Transaction Documents or any action taken, or failure to take action, or other changes or events to which Buyer has consented; or (ix) any failure by the Business to meet internal or other estimates or financial projections or changes in credit ratings (but not the underlying reasons therefore); provided, however, that the exclusions provided for in clauses (i)-(iv) shall not apply to the extent the Business and the Purchased Assets, taken as a whole, is disproportionately adversely affected by any change or event in such clauses relative to other participants in the industry.

“Material Customer” means each of the 20 largest customers of the Company, by revenue, during the twelve (12) month period ended December 31, 2016, as set forth on Schedule 1.1(b).

“Material Supplier” means each of the 20 largest suppliers of the Company, by revenue, during the twelve (12) month period ended December 31, 2016, as set forth on Schedule 1.1(c).

“Ordinary Course of Business” means in the ordinary course of business, consistent with past practice.

“Owned Real Property” means the Land, including all easements, servitudes, licenses, rights of way, permits, and the other appurtenances thereto, including appurtenant rights in and to public streets, whether or not vacated.

“Permitted Encumbrances” means (i) Liens for current Taxes, assessments, fees and other charges by any Governmental Authority that are not delinquent as of the Closing Date, (ii) easements, rights-of-way, licenses and other similar matters on or affecting any Owned Real Property or the Buildings recorded in the land records applicable to such Owned Real Property, in each case which are not reasonably likely to materially interfere with the use of such Owned Real Property or Buildings as used by the Company in the Business, (iii) zoning regulations, permits, licenses, utility easements, rights of way and similar matters imposed or promulgated by any Governmental Entity, in each case which are not violated on the Closing Date (or, if violated, are grandfathered and otherwise legal non-conforming) and are not reasonably likely to materially interfere with the use of such Owned Real Property or Buildings as used by the Company in the Business, and (iv) such other matters, if any, as may be subsequently approved or waived in writing by Buyer.

“Person” means an individual, a partnership, a limited liability company, a corporation (including any non-profit corporation), a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority, body or entity or any department, agency or political subdivision thereof.

“Purchased Inventory Purchase Price Amount” shall mean $15,736,308.14 as set forth on the inventory statement attached hereto as Annex A.

“Release” means any actual or threatened release, spill, leak, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, into or through ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” of any Person means, on any date, any Person of which securities or other ownership interests representing more than fifty percent of the equity or more than fifty percent of the ordinary voting power or, in the case of a partnership, more than fifty percent of the general partnership ownership interests are, as of such date, owned, controlled or held by, or a majority of such entity’s gains or losses is entitled to be allocated to, the applicable Person or one or more subsidiaries of such Person.

“Tax” or “Taxes” means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income, profits, alternative minimum, estimated, payroll, withholding, social security, sales, use, ad valorem, personal property taxes, value added, excise, franchise, premium, gross receipts, stamp, transfer, net worth, escheat, unclaimed property, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing, including any interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, and any liability for any of the foregoing pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign tax Law), as transferee or successor, by contract or otherwise.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Title Company” means the office of First American Title Insurance Company in Washington, DC, Attn: Dan Lopez.

“Transferred Employee Records” means records of the Company that relate to Transferred Employees, but only to the extent that such records pertain to: (i) skill and development training, (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational, Safety and Health Administration reports and records and (v) active medical restriction forms.

“Transaction Documents” means this Agreement, the Bill of Sale/Assignment, the Trademark Assignment and each other document and instrument to be executed and delivered at the Closing pursuant to Section 2.4(b).

1.2                               Other Definitions. Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Defined Term	Section Reference
Act	3.7(c)
Agreement	Preamble
Allocation	6.1(b)
Applicable Limitation Date	5.1
Assumed Contracts	2.1(a)(iv)
Assumed Liabilities	2.2(a)
Bill of Sale/Assignment	2.4(b)(i)
Business	Preamble
Buyer	Preamble

Buyer Parties	5.2(a)
Buyer Qualified Plan	6.7(c)
Buyer Welfare Plans	6.7(c)
Cap	5.2(c)(iii)
Cash Purchase Price	2.3
CERCLIS	3.17(e)
Claim	5.2(d)(i)
Closing	2.4(a)
Closing Date	2.4(a)
COBRA	6.7(h)
Company	Preamble
Company Parties	5.2(b)
Competing Business	6.8(a)(i)
Confidential Information	6.6(b)
Deductible	5.2(c)(ii)
Effective Time	2.4(a)
Environmental Permits	3.17(c)
Excluded Assets	2.1(b)
Excluded Contracts	2.1(b)(iii)
Excluded Inventories	2.1(b)(viii)
Excluded Liabilities	2.2(b)
FDA	3.11(b)
Financial Statements	3.4(a)
Fundamental Representations	5.1
Governmental Authorizations	3.13
Indemnified Party	5.2(d)(i)
Indemnifying Party	5.2(d)(i)
Jefferson Documents	3.6(h)
Loss	5.2(a)
Losses	5.2(a)
Material Contracts	3.9(a)
Notice of Claim	5.2(d)(i)
Non-Federal Allocation	6.1(b)
Packaging IP	6.15
Parent	Preamble
Parent IP	1.2(a)
Parties	Preamble
Party	Preamble
Plans	3.15(a)
Policy Transfer Agreement	2.4(b)(vii)
Purchase Price	2.3
Purchased Assets	2.1(a)
Secured Lenders	2.4(b)(vi)
Settlement Agreement	6.17
Signature Pack	6.17
Real Property	3.6(a)
Real Property Agreements	3.6(b)
Real Property Purchase Price Allocation	2.5(a)
Related Person	3.19
Restrictive Covenant Period	6.8(a)
Technology Assets	2.1(a)(ix)
Trademark Assignment	2.4(b)(ii)
Transferred Employees	6.7(a)
WARN Act	2.2(b)

ARTICLE 2
PURCHASE AND SALE OF ASSETS

2.1                               Purchase of Assets.

(a)                                 On the terms and subject to the conditions in this Agreement, Buyer hereby agrees to purchase from the Company, and the Company hereby agrees to sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens (except for Permitted Encumbrances), all right, title and interest of the Company in and to all of the Company’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, owned, used, or held for use by the Company in connection with the Business, including the following, but excluding all Excluded Assets (collectively, the “Purchased Assets”, which term, for the avoidance of doubt, includes the Parent IP):

(i)                                     all Buildings and Owned Real Property;

(ii)                                  all Equipment;

(iii)                               all Inventory, other than Excluded Inventory;

(iv)                              all Contracts listed on Annex B (the “Assumed Contracts”), including all rights therein accruing or otherwise coming due subsequent to the Effective Time;

(v)                                 all promotional, advertising and marketing materials used in the Business, including without limitation all branded merchandise sold or available through the Company’s websites or webstores operated on behalf of the Company, except as set forth in Section 2.1(b)(x);

(vi)                              all of the Company’s business records and files related primarily to the Purchased Assets or the Business, including without limitation any customer lists, sales records, supplier records, cost and pricing information, production data, business correspondence, and, to the extent permitted by applicable Law, the Transferred Employee Records; provided, however, that (A) the Company (1) may retain its Tax Returns and related work papers and any other records or documents required by applicable Law to be retained by the Company (the Company shall deliver to Buyer complete and accurate copies of all such writings) and (2) the Company shall deliver to Buyer copies of the Company’s business records and files related to the Purchased Assets or the Business that are not included in the Purchased Assets, (B) Parent and the Company may retain copies of all work papers, records and documents the Parent or Company deems relevant to any pending or threatened litigation, dispute, action, proceeding or investigation by or against the Company, and (C) Buyer shall (1) provide the Company with reasonable access to such records transferred to Buyer as may be reasonably required from time to time at the Company’s sole cost and expense, during normal business hours and on at least 48 hours prior written notice (a) for the Company to prepare its income tax returns for its current taxable year, (b) to respond to any audit by any taxing authority related to any Tax Returns of the Company, (c) to prepare financial statements or to respond to regulatory or other similar requests, (d) to respond to any matter falling within the scope of subsection (B) immediately above, or (e) for other reasonable purposes related to pre-Closing matters, (2) retain such records for at least seven (7) years after the Closing or, at Buyer’s option, return such records and files to the Company, and (3) offer to return such records and files to the Company before their deletion;

(vii)                           all claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of compensation of every kind and nature, to the extent relating to the Purchased Assets or the Assumed Liabilities;

(viii)                        all of the Business Intellectual Property, including the Business Intellectual Property set forth on Schedule 2.1(a)(viii), and all goodwill associated herewith, and all telephone and telecopy numbers and listings and electronic mail addresses;

(ix)                              the information technology, hardware, software and firmware used in connection with the Business located at any Building included in the Purchased Assets, including computers, telephones and telephone systems, algorithms, data files, source code, object code, application programming interfaces, architecture, files, records, data, schematics, computerized databases (including databases related to inventory management, telephone systems, and telephone numbers), and specifications, and documentation for any of the foregoing; excluding the Company’s use of Oracle, Account Review (v7) software but not the Company’s data therein (the “Technology Assets”);

(x)                                 all Governmental Authorizations of the Company and all pending applications therefor and renewals thereof;

(xi)                              all insurance, warranty, guarantee and condemnation proceeds received on or after the Closing Date with respect to damage, non-conformance of, or loss to the Purchased Assets; and

(xii)                           all goodwill of the Business as a going concern and associated with the items listed above.

On the terms and subject to the conditions in this Agreement, Buyer hereby agrees to purchase from Parent, and Parent hereby agrees to sell, convey, assign, transfer and deliver to Buyer for no separate consideration other than the Purchase Price payable to the Company pursuant to Section 2.3, free and clear of all Liens (except for Permitted Encumbrances), all right, title and interest of Parent in and to all of the Trademarks and Domain Names set forth on Schedule 2.1(a)(viii), and all goodwill associated herewith (the “Parent IP”).

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement will not include the assumption of any liability or obligation in respect thereof unless the Buyer expressly assumes such liability or obligation pursuant to Section 2.2.

(b)                                 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1(a), the following assets (the “Excluded Assets”) shall be excluded from the Purchased Assets sold by this Agreement, and will not be transferred to Buyer:

(i)                                     cash and cash equivalents of the Company as of the Closing Date;

(ii)                                  all rights, powers, obligations, claims, or remedies under the Assumed Contracts accruing or otherwise coming due on or prior to the Effective Time;

(iii)                               any Contracts other than the Assumed Contracts (the “Excluded Contracts”);

(iv)                              all Intellectual Property listed on Annex C;

(v)                                 all Plans, and all rights, assets and Contracts in respect of the Plans;

(vi)                              all employment and personnel records, other than copies of such employment and personnel records relating to the Transferred Employees;

(vii)                           the Accounts Receivable;

(viii)                        the inventories listed on Annex D by SKU item (the “Excluded Inventories”);

(ix)                              any promotional, advertising and marketing materials listed on Annex E; and

(x)                                 any other assets listed on Annex F.

2.2                               Assumption of Liabilities.

(a)                                 Assumed Liabilities. Buyer will not assume or otherwise be responsible for any liabilities or obligations of the Company, except that Buyer shall, from and after the Effective Time, assume and agree to pay, defend, discharge, and perform, as and when due, all liabilities which arise after the Effective Time under any Assumed Contract (excluding any liability or obligation with respect to any Assumed Contract arising as a result of any act or omission which occurred on or prior to the Effective Time), in each case only to the extent that the existence of such obligation is not contrary to any covenant, representation or warranty of the Company (the “Assumed Liabilities”).

(b)                                 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such liability is disclosed herein or on any schedule hereto, other than the Assumed Liabilities, Buyer will not assume or be liable for any obligation or liability of the Company or Parent, whether arising prior to, at or after the Effective Time, all of which are hereby retained by the Company and will be paid, performed or discharged solely by the Company and Parent (collectively, the “Excluded Liabilities”).  The Excluded Liabilities include, without limitation, any liabilities, damages, costs (including attorneys’ fees and consultants’ fees), fines, penalties or other obligations arising in connection with the ownership or operation of the Business, the Purchased Assets and/or any business of the Company or Parent on or prior to the Effective Time, including (i) the Accounts Payable, (ii) liabilities of the Company under the Transaction Documents, (iii) liabilities for or arising from any claims (whenever made) or proceedings in respect of the operation of the Business or any liability or obligation arising out of or relating to any products manufactured, packaged, distributed or sold by the Company, and Liens imposed by Law (including, without limitation, the Perishable Agricultural Commodities Act); (iv) liabilities for any Indebtedness or any other payment owed by the Company or secured by any of the Purchased Assets; (v) liabilities for any Taxes, including any assessments, claims or liabilities (including interest and/or penalties) for Taxes, in respect of, imposed upon or assessed against (1) the Business or the Purchased Assets, or the sales, income, property or business of the Company, for taxable periods ending on or before the Effective Time (and with respect to a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date), and (2) the Company for any taxable period; provided, however, that liabilities for Transfer Taxes and Taxes for a Straddle Period shall be apportioned as provided in Section 6.1(a), (vi) liabilities for any claim, damage, fine or penalty (including interest) arising from events occurring on or prior to the Effective Time for personal injury, property damage, violation of immigration laws or employee welfare and safety laws, employment discrimination or infringement or misappropriation of any Intellectual Property by the Company, (vii) any liability or obligation under any Assumed Contract which arises after the Effective Time but which arises out of or relates to any act or omission which occurred on or prior to the Effective Time, (viii) any liability or obligation under any Contract that is not an Assumed Contract, (ix) any liability or obligation under the Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for the Company’s employees or former employees or both, (x) any liability or obligation under any employment, severance, retention or termination agreement with any employee of the Company, (xi) any liability or obligation arising out of or relating to any employee grievance with respect to the employees of the Company, whether or not the affected employees are hired by Buyer, (xii) any liability or obligation to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the Company, (xiii) any liability associated with any Excluded Assets, (xiii) any liability or obligation arising out of or resulting from the Company’s compliance or non-compliance with any Law, (xiv) all liabilities, damages, costs (including attorneys’ fees and consultants’ fees), fines, penalties or other obligations pursuant to any Environmental Law or relating to Hazardous Materials, and arising out of or relating to acts or omissions, or any condition existing, on or before the Closing Date, (xv) any liability arising from the termination of any of the Company’s employees prior to or on the Closing Date, including liability arising from the failure to give notice to employees of such termination as required by the Worker Adjustment Retraining and Notification Act (the “WARN Act”) (or any similar state law), and (xvi) any liability or obligation of the Company based upon the Company’s acts or omissions occurring after the Effective Time.

2.3                               Purchase Price. In consideration for the Purchased Assets, Buyer will pay to the Company at the Closing an amount in cash equal to $8,000,000 plus the Purchased Inventory Purchase Price Amount (the “Cash Purchase Price”), plus the assumption of the Assumed Liabilities (collectively, the “Purchase Price”), payable as follows:

(a)                                 an amount payable by wire transfer of immediately available funds on the Closing Date equal to the Cash Purchase Price; and

(b)                                 Buyer’s execution and delivery of the Bill of Sale/Assignment on the Closing Date.

2.4                               Closing; Closing Deliverables.

(a)                                 The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper LLP (US) in Phoenix, Arizona, at 10:00 a.m. Central Time on the date hereof, or at such other place or time and on such other date as may be mutually agreeable to the Parties. The date and time of the Closing are herein referred to as the “Closing Date”, and the Closing shall be effective as of 10:00 a.m. (Central Time) on the Closing Date (the “Effective Time”). The Parties may attend the Closing personally, via facsimile, via electronic mail or via telephone conference.

(b)                                 At the Closing, the Company shall deliver, or cause to be delivered, to Buyer:

(i)                                     the Company’s duly executed counterpart to the Bill of Sale and Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A (the “Bill of Sale/Assignment”);

(ii)                                  Parent’s duly executed counterpart to a trademark assignment substantially in the form attached hereto as Exhibit B (the “Trademark Assignment”);

(iii)                               evidence of the filing of a certificate of amendment to the Company’s certificate of incorporation to change the name of the Company to a name that does not contain the phrase “Fresh Frozen”;

(iv)                              with respect to the conveyance of the Owned Real Property, (1) the duly executed and acknowledged special warranty deeds conveying good and marketable title to the Owned Real Property subject only to Permitted Encumbrances; (2) all instruments and documents reasonably required by the Title Company to issue an ALTA Owner’s (Extended Coverage) Title Policy for each parcel of Owned Real Property taking exception solely to Permitted Encumbrances; (3) an affidavit, executed by the Company, pursuant to Section 1445(b)(2) of the Code on which Buyer is entitled to rely, that the Company is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code; (4) a settlement statement approved by the Company and Buyer; (5) an owner’s affidavit in form and substance reasonably acceptable to the Company and the Title Company; and (6) all other documents which are customary or may be reasonably necessary or required (including payoff letters and satisfactions of mortgage(s)) and other terminations/releases related thereto) to convey title to the Owned Real Property to Buyer or to further consummate the sale of the Owned Real Property subject only to Permitted Encumbrances;

(v)                                 delivery of all notices and copies of all consents required to be obtained by the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby listed on Annex G;

(vi)                              pay-off letters from each of Wells Fargo Bank, National Association and BSP Agency, LLC (the “Secured Lenders”) in forms reasonably acceptable to Buyer and such Secured Lenders providing for, upon the payment of amounts required to be paid by the Secured Lenders under the applicable credit facilities, such amounts owed by the Company to each of the Secured Lenders at Closing, the termination of all security interests held by the Secured Lenders with respect to the Purchased Assets (including the authorization of the filing of all necessary UCC-3 termination statements and other necessary documentation in connection with the termination of each of the Secured Lender’s security interests), executed by each of the Secured Lenders;

(vii)                           warehouse receipts from and evidence of payment in full of all amounts owed by the Company to Americold, Lanier Cold Storage, LLC and Gainsville Freezer, LP as of the Closing;

(viii)                        Parent’s duly executed counterparts to a Policy Transfer Agreement substantially in the form attached hereto Exhibit C (the “Policy Transfer Agreement”), to effect the transfer of the Company’s flood insurance policy (Assurant Specialty Property) for its Thomasville, Georgia property to Buyer;

(ix)                              a certificate of the Secretary of the Company certifying, as complete and accurate as of the Closing: (A) the certificate of incorporation and all amendments thereto of the Company, duly certified and dated within ten (10) calendar days prior to Closing by the Secretary of State of Delaware, (B) the attached copies of the bylaws of the Company, (C) the resolutions or actions of the Company’s board of directors and stockholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (D) the incumbency of the officers of the Company executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby, and (E) certificates as to the good standing of the Company dated within five (5) business days prior to Closing, executed by the appropriate officials of the jurisdiction of the Company’s incorporation and each jurisdiction in which the Company is licensed or qualified to do business as a foreign corporation;

(x)                                 such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may be reasonably requested by Buyer, each in form and substance reasonably satisfactory to Company and Buyer and their respective counsel and executed by the Company; and

(xi)                              all other documents required to be delivered by the Company on or prior to the Closing Date pursuant to this Agreement.

(c)                                  At the Closing, Buyer shall deliver, or cause to be delivered, to the Company:

(i)                                     Buyer’s duly executed counterpart to the Bill of Sale/Assignment;

(ii)                                  Buyer’s duly executed counterpart to the Trademark Assignment;

(iii)                               the Cash Purchase Price as provided by Section 2.3(a); and

(iv)                              all other documents required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement.

2.5                               Owned Real Property Closing Costs; Prorations.

(a)                                 The Company shall pay any transfer taxes, intangible taxes, recordation taxes or other similar taxes, if any, imposed in connection with the transfer of the Owned Real Property.  The cost of any policy of title insurance, and any endorsements issued in connection therewith, obtained by Buyer; recording fees and other closing costs related to the Owned Real Property shall be split evenly (50/50) between the Company and Buyer.  All other costs and expenses of the transactions related to the Owned Real Property not allocated above shall be divided between the parties in accordance with the custom of the jurisdiction where the applicable Owned Real Property is located; provided, however, under all circumstances the Company and Buyer shall split evenly (50/50) any costs incurred if no such custom exists.  To the extent required for any particular Owned Real Property at Closing, the Company and Buyer shall agree upon (in good faith) and finalize any allocation of the Purchase Price to a particular Owned Real Property, including for purposes of determining any recordation or transfer tax applicable to each Owned Real Property (the “Real Property Purchase Price Allocation”).

(b)                                 The Company shall be entitled to all income produced from the Owned Real Property which is allocable to the period on or prior to the Effective Time and shall be responsible for all expenses allocable to that period; and Buyer shall be entitled to all income produced and responsible for all expenses of the Owned Real Property allocable to the period after the Effective Time.  All real estate taxes or other charges with respect to the Owned Real Property shall be prorated and adjusted between the Parties as of the Effective Time (in accordance with Section 6.1(a)) and, if due and payable or if required by Buyer’s lender, shall be paid at Closing.  If final prorations for those items addressed herein cannot be made on the Closing Date, then Buyer and the Company agree that such times shall be estimated using the immediately preceding year as the basis, with such final adjustment(s) to the prorations to be made promptly once statements evidencing the actual figures for 2016 - 2017 are received.  Payments in connection with such final adjustments shall be due within thirty (30) days after mutual agreement of the amount(s) due.  For a period of one year after the Closing, each party shall have reasonable access to, and the right to inspect and audit, at such party’s sole cost and expense, the other party’s supporting documentation to confirm the final prorations, provided at least three (3) business days’ advance notice is given by the auditing party to the audited party.  This Section shall survive the Closing.

2.6                               Non-Assignable Contracts. Except as otherwise requested by Buyer in writing, after Closing, the Company shall use reasonable efforts to obtain all consents, estoppels and approvals necessary to assign to Buyer each of the Assumed Contracts, including, without limitation, any consents listed on Annex G which were not obtained as of Closing. To the extent that the assignment by the Company to Buyer of any Assumed Contract is not permitted, or is not permitted without the consent of any other party to the Assumed Contract, this Agreement shall not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract. If any such consent is not obtained, each of the Company and Buyer shall use reasonable efforts, at Buyer’s expense, to (i) provide to Buyer, at the request of Buyer, the benefits of any such Assumed Contract (provided, that Buyer shall pay the expenses required of the Company under such Contract with respect to such benefits), (ii) cooperate in any lawful arrangement prescribed by Buyer to provide such benefits to Buyer, and (iii) enforce, to the extent enforceable by the Company, at the request of and for the account of Buyer, any rights of the Company arising from any Purchased Asset referred to herein against any third Person (including a Governmental Authority) including the right to elect to terminate a Contract in accordance with the terms thereof upon the advice of Buyer.

2.7                               Post-Closing Amounts Received and Paid. All cash collected on or after the Closing Date from Accounts Receivable shall belong to the Company, and if received by Buyer, shall be received for the benefit and account of the Company, and Buyer shall on a weekly basis, transfer and remit to the Company all such amounts received by or paid to Buyer on or after the Closing Date, together with supporting documentation relating to the same. All cash collected on or after the Closing Date which does not constitute payment of Accounts Receivable but does relate to Purchased Assets shall belong to Buyer, and if received by the Company, shall be received for the benefit and the account of Buyer, and the Company shall, on a weekly basis, transfer and remit to Buyer all such amounts received by or paid to the Company on or after the Closing Date, together with supporting documentation relating to the same.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE COMPANY

Except as disclosed in the Disclosure Schedules, Parent and the Company hereby represent and warrant to Buyer, jointly and severally, as of the date hereof (except where another date is specified herein), as follows:

3.1                               Organization and Corporate Power.

(a)                                 Each of Parent and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct or nature of its business requires such qualification. Schedule 3.1(a) contains a correct and complete list of each jurisdiction where the Company is qualified to do business.

(b)                                 Each of Parent and the Company has full corporate power and authority and all Governmental Authorizations necessary to own and operate its assets and to carry on its business as currently conducted.

(c)                                  The copies of the certificate of incorporation and the bylaws of the Company that have been furnished to Buyer reflect all amendments thereto and are correct and complete.

3.2                               Authorization of Transactions. Each of Parent and the Company has the right, corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder.  This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of Parent and the Company.   The board of directors and sole stockholder of the Company have duly authorized the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby and the Company’s performance of its obligations hereunder and thereunder. No other corporate proceedings on the part of Parent or the Company are necessary to approve and authorize the execution and delivery of this Agreement or any of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. As of Closing, this Agreement and all other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and constitute the legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief).  As of Closing, this Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief).

3.3                               Absence of Conflicts. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents nor the consummation or performance of the transactions contemplated hereby or thereby by the Company or Parent will, directly or indirectly (with or without notice or lapse of time) (a) contravene, conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to declare a default under, exercise any remedy under, modify, terminate or accelerate any obligation under, (e) result in the creation of any Lien upon any Purchased Assets, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other Governmental Authority, under the provisions of the certificate of incorporation or the bylaws of the Company or Parent, or any Material Contract or Assumed Contract, or any Law to which the Company, Parent or any of the Purchased Assets is subject, or any judgment, order or decree to which the Company or Parent is subject.  Except as set forth on Schedule 3.3, neither the Company nor Parent is or will be required to give any notice to or obtain any consent or approval from (a) any Governmental Authority or other Person, or (b) any party to any Assumed Contract in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.4                               Financial Statements.

(a)                                 Attached as Schedule 3.4(a) are the Company’s unaudited balance sheet as of December 31, 2016 and the results of operations for the twelve (12) months ended December 31, 2016 and the Company’s unaudited balance sheet as of March 4, 2017 and the results of operations for the nine (9) weeks ended March 4, 2017 (collectively, the “Financial Statements”). The Financial Statements were derived from the financial books and records of Parent and the Subsidiaries of Parent, have been prepared in accordance with the Company Methodologies, and present fairly in all material respects the financial position and results of operations of the Business, except as stated in the Company Methodologies. Buyer acknowledges that throughout the periods covered by the Financial Statements, (i) the Business has not operated as a separate stand-alone entity; (ii) stand-alone financial statements have not been prepared for the Business; and (iii) as a result, the Financial Statements are not necessarily indicative of what the results of operations, financial position and cash flows of the Business will be in the future.

(b)                                 The Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and to the Company’s Knowledge, there has been no fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting. The Company has not received prior to the Closing Date any written complaint, allegation, assertion or claim regarding any significant deficiencies or material weaknesses in the design or operation of its internal accounting controls.

3.5                               Absence of Certain Developments. Except as expressly contemplated by this Agreement, since December 31, 2016, (i) the Company has not suffered a Material Adverse Effect, (ii) the Company has conducted its business in the Ordinary Course of Business and (ii) the Company has not:

(a)                                 suffered any theft, damage, destruction or casualty loss in excess of $250,000.00 to any of the Purchased Assets, whether or not covered by insurance;

(b)                                 experienced any material labor dispute;

(c)                                  subjected any portion of the Purchased Assets to any Lien other than a Permitted Encumbrance;

(d)                                 sold, leased, licensed assigned or transferred any material Purchased Assets (including Business Intellectual Property), or waived or canceled any material debts or claims owing to or held by it, other than sales of inventory, non-exclusive licenses of Intellectual Property and disposals of obsolete Inventory or Equipment, in each case in the Ordinary Course of Business;

(e)                                  entered into, amended or terminated any Assumed Contract other than in the Ordinary Course of Business;

(f)                                   received written notice that any Material Customer or Material Supplier will stop or decrease materially the business done with the Company, or experienced an actual, or to the Company’s Knowledge, threatened material dispute with any Material Customer or Material Supplier;

(g)                                  instituted or settled any claim or lawsuit involving equitable or injunctive relief, or damages or payments of more than $250,000.00 in the aggregate;

(h)                                 offered discounts on any of its products or any promotions, rebates, coupons or special offers with respect to any of its products with terms and conditions that differ in material respects from the terms and conditions previously offered by the Company with respect to the Business, other than in the Ordinary Course of Business;

(i)                                     changed the pricing of any of its products (including changing any material terms and conditions that are ancillary to and impact the aggregate price paid for any of its products) in any material respect, other than in the Ordinary Course of Business;

(j)                                    acquired any other business or entity (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of assets or stock, or acquired any other material assets other than in the Ordinary Course of Business; or

(k)                                 committed or agreed to any of the foregoing in any manner that would be legally enforceable.

3.6                               Title to Properties.

(a)                                 Schedule 3.6 sets forth a list of each parcel of Owned Real Property. True and complete copies of all deeds and existing title insurance policies currently in effect of or pertaining to the Owned Real Property have been delivered to Buyer. With respect to each such parcel of Owned Real Property, except as set forth in Schedule 3.6 and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company owns good and marketable fee simple title to such parcel and any Building thereupon, free and clear of all Liens, except the Permitted Encumbrances. The Owned Real Property and the Buildings are referred to collectively herein as the “Real Property.”  Except for the Permitted Encumbrances set forth on Schedule 3.6, there are no leases, licenses or other occupancy agreements in effect with respect to the Owned Real Property.  No party other than the Company is entitled to use or possess the Owned Real Property.  Further, the Company has not entered into and, to the Knowledge of the Company, there are no unrecorded easement agreements, outstanding purchase and sale agreements, options or rights of first refusal or rights of first offer granting other Persons the right to purchase all or any portion of the interest held by the Company in the Owned Real Property.

(b)                                 To the Knowledge of the Company, there are no zoning rulings or restrictions, contracts, permits, covenants, rights-of-way, declarations, reciprocal easement agreements, conditions, easements or similar restrictions (the “Real Property Agreements”)

affecting all or any portion of the Owned Real Property that materially impair the ability to use any Owned Real Property in the operation of the business as presently conducted thereon or materially and adversely affect, detract from or impair the fair market value of any of such Owned Real Property or the ability to finance, sell or lease any of such Owned Real Property.  To the Knowledge of the Company, the Company has provided Buyer a copy of each Real Property Agreement in the Company’s possession, including all amendments, modifications, notices or other agreements related thereto.  The Company has paid or caused to be paid all sums, fees or assessments due and payable under any Real Property Agreement through and including the date of Closing.

(c)                                  The Company has not received any written notice of the intention of any Governmental Authority to take any material action or take or use all or any part of the Owned Real Property, and there are no pending, or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain actions or proceedings at or affecting any material part of the Owned Real Property.  To the Knowledge of the Company, there are: (1) no current disputes (whether actual or threatened in writing) with any party under any Real Property Agreement; (2) no notices of default or demand letters that have been delivered to or by the Company under or pursuant to any Real Property Agreement; and (3) no alterations, repairs or other maintenance (including as a result of any casualty) being undertaken or required to be taken by the Company at any Owned Real Property or under any Real Property Agreement.  The Company has not engaged any work at and, to the Knowledge of the Company, no labor has been performed or materials fabricated or furnished with respect to the Owned Real Property that could result in a materialman’s or mechanic’s lien filed, except as shall have been fully paid or released prior to Closing.

(d)                                 To the Knowledge of the Company, the applicable Governmental Authorities do not have copies of certificates of occupancy related to the Owned Real Property, but the absence thereof will not give rise to any enforcement action against the Owned Real Property.

(e)                                  To the Knowledge of the Company, the use and operation of the Owned Real Property in the conduct of the Company’s business and the buildings, structures, facilities and other improvements on each Owned Real Property do not violate in any material respect any law, regulation, ordinance, Permitted Encumbrance, permit or contract applicable to such Owned Real Property.  Each Owned Real Property, and the Buildings, fixtures, structures, facilities and other improvements on each such Owned Real Property are in good condition and repair and comply in all material respects with all laws, regulations, ordinances, Permitted Encumbrances, permits and contracts applicable to such Owned Real Property, including without limitation, all applicable zoning, building code or similar land use restrictions of all Governmental Authorities having jurisdiction thereof.  Each Owned Real Property has adequate parking rights to comply with applicable Law and rights of access and ingress/egress to dedicated public rights of ways and roads.

(f)                                   To the Knowledge of the Company, there are no intended public improvements which may involve any charge being levied or assessed, or which may result in the creation of any Lien or encumbrance upon any Owned Real Property.

(g)                                  To the Knowledge of the Company, all utilities and services needed for the current use and operation of all of the Owned Real Properties (including, without limitation, gas, water, electricity and telephone) are available thereto.  To the Knowledge of the Company, no fact, condition or action exists which would result in the termination or impairment of the furnishing of such utilities to any of the Owned Real Property.

(h)                                 To the Knowledge of the Company, with respect to that (i) Mutual Road Easement from James C. Sim and Brenda S. Sim to James Levoy Knight, dated April 15, 1986, filed for record April 23, 1986, and recorded in Deed Book 9G, Page 117, aforesaid records; and as assigned by that certain Assignment of Interest from James Levoy Knight to Home Delivery Food Service, Inc., d/b/a Fresh Frozen Food, dated June 23, 1994, filed for record March 7, 1996, and recorded in Deed Book 15J, Page 409, aforesaid records; and (ii) Sign Lease from Fresh Frozen Foods to GA Outdoor Displays Inc., dated July 26, 1995, filed for record September 21, 1995, and recorded in Deed Book 14Y, Page 322, aforesaid records (together, the “Jefferson Documents”); (A) no payments are due by the Company, and to the Knowledge of the Company any other party, to any party under or pursuant to the Jefferson Documents; (B) no default of the Company, and to the Knowledge of the Company any other party, exists under the Jefferson Documents, (C) the Company, and to the Knowledge of the Company any other party, is not obligated to undertake any unperformed obligations (including maintenance obligations) pursuant to the Jefferson Documents, and (D) no party has asserted any rights to enforce the Jefferson Documents during the last five (5) years or, to the Company’s Knowledge, prior to that time.

3.7                               Title, Sufficiency and Condition of Assets.

(a)                                 Title. Except for the Owned Real Property, as to which the Company’s representations and warranties of title are set forth in Section 3.6(a) above, the Company has good, valid and marketable title to all of the Purchased Assets other than the Parent IP.  Parent has good, valid and marketable title to the Parent IP.  At Closing, the Company will convey good, valid and marketable title to each of the Purchased Assets other than the Parent IP and Parent will convey good, valid and marketable title to the Parent IP to Buyer, free and clear of all Liens, except for Permitted Encumbrances.

(b)                                 Sufficiency. Except for the Excluded Assets, and as set forth in Schedule 3.7(b), the Purchased Assets (i) constitute all of the material assets and rights sufficient for the conduct of the Business as presently conducted and (ii) constitute all of the operating assets of the Company. Notwithstanding the foregoing, nothing in this Section 3.7(b) shall be deemed to be a representation or warranty with respect to infringement or misappropriation of Intellectual Property of any Person, which matters are treated exclusively in Section 3.10.

(c)                                  Inventory. All items included in the Inventory at Closing consist of a quality and quantity usable and, with respect to all frozen vegetables, whether in tote bins, bulk containers or packaged, (i) meet the quality standards (including, without limitation, the microbiological standards) of the current customers of the Company, (ii) are not adulterated or misbranded within the meaning of the Federal Food, Drug & Cosmetic Act (the “Act”), (iii) are not articles which may not, under the applicable provisions of the Act, be introduced into interstate commerce, and (iv) are saleable in the Ordinary Course of Business in accordance with normal industry practice. The Company is not in possession of any inventory not owned by the Company, including goods already sold.

(d)                                 Equipment. Each item of Equipment is in good operating condition and repair (normal wear and tear excepted), is in compliance with all Laws (including Environmental Law) and has been inspected and maintained in accordance with such Laws and with normal industry practice.  No item of Equipment is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. All tangible personal property is in the possession of the Company.

3.8                               Taxes.

(a)                                 The Company has timely filed or shall timely file all Tax Returns which are required to be filed on or before the Closing Date, and all such Tax Returns are true, complete and accurate in all material respects.

(b)                                 All material Taxes due and payable by the Company, whether or not shown on a Tax Return, have been paid or shall be paid by the Company and no Taxes are delinquent.

(c)                                  No deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Company, and to the Company’s Knowledge, no reasonable basis exists for any such assertion or assessment of Tax liability.

(d)                                 The Company has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(e)                                  Schedule 3.8(e) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company is required to file Tax Returns relating to the Business, and no claim has ever been made by a taxing authority in any other jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

(f)                                   The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(g)                                  The Company will not be required (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or any portion thereof), or (ii) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.

(h)                                 The Company is not a party to or bound by any Tax allocation, sharing or similar agreement and has no current or potential contractual or legal obligation to indemnify any other Person with respect to Taxes. The Company has not (A) been a member of an “affiliated group” within the meaning of Code § 1504(a) filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) incurred any liability for the Taxes of any Person under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(i)                                     The Company has not participated in, or otherwise made a filing with respect to, any “reportable transaction” within the meaning of Treasury Regulations §1.6011-4(b).

(j)                                    There are no Liens for Taxes (other than for Permitted Encumbrances), on the Purchased Assets, and no action, proceeding or investigation has been instituted against the Company that would give rise to any such Encumbrance.

(k)                                 There are no ongoing or threatened actions, audits, suits, claims, other legal proceedings or investigations relating to Taxes of the Company.

(l)                                     None of the Purchased Assets is an equity interest in any other Person.

(m)                             None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(n)                                 None of the Assumed Liabilities consists of, and the Company is not a party to, any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or non-U.S. Law) as a result of the application of Section 280G of the Code to the consummation of the transactions contemplated by this Agreement. No amount or benefit that could be, or has been, received by any “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

3.9                               Contracts and Commitments.

(a)                                 Except as set forth on Schedule 3.9, other than the Transaction Documents, the Company is not a party to or bound by, and the Purchased Assets are not bound by, whether written or oral, any (such Contracts, the “Material Contracts”):

(i)                                     employment, severance, change in control, consulting or similar Contract (including any collective bargaining agreement) with or in respect of any Business Employee;

(ii)                                  Contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of the Purchased Assets;

(iii)                               royalty Contract pursuant to which the Company pays an unaffiliated third party;

(iv)                              any contract or agreement involving the sale of any assets of the Company, or the acquisition of any assets of any Person by the Company, in any business combination transaction (whether by merger, sale of stock, sale of assets or otherwise);

(v)                                 guaranty of any obligation, other than endorsements made for collection;

(vi)                              Contract with a Material Customer or Material Supplier;

(vii)                           Contract under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments, or under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(viii)                        Contract for co-packaging;

(ix)                              Contract which restricts the business activities of the Company  or limits the freedom of the Company to engage in any line of business or the ability of the Company to compete with any Person;

(x)                                 Contract relating to the distribution, marketing or sales of the Company’s products;

(xi)                              Contract for warehouse management;

(xii)                           Contract for movement of freight;

(xiii)                        “take-or-pay” or “requirements” Contract;

(xiv)                       Contract to retain or assume any liabilities or obligations of any third-party under Environmental Law or relating to Hazardous Materials;

(xv)                          IP Contracts material to the Business other than employment agreements or agreements with independent contractors or consultants entered into in the Ordinary Course of Business on the Company’s standard form, copies of which have been provided or otherwise made available to Buyer;

(xvi)                       any Contract having a value per contract, or involving payments by or to the Company, of at least $10,000 in the aggregate;

(xvii)                    any other Contract that is otherwise material to the Company; or

(xviii)                 any amendment, waiver or modification to any of the foregoing.

(b)                                 Neither the Company nor, to the Knowledge of the Company, any other party to any Material Contract has been in material breach or default under any Material Contract.  The Company has performed all of the obligations required to be performed by it in connection with the Material Contracts and is not in material default under or in material breach of any such Material Contract, and no event has occurred which with the passage of time or the giving of notice or both would result in a material default or breach thereunder.   Each Material Contract is legal, valid, binding, existing, enforceable and in full force and effect (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief).  The Company has not given to, or received from, any other party to any Material Contract, any notice or communication (whether written or oral) regarding any actual or alleged breach of or default under any Material Contract by the Company  or any other party to such Material Contract.  True and complete copies of each of the Material Contracts have been delivered to Buyer.

3.10                        Business Intellectual Property.

(a)                                 Except as set forth on Schedule 3.10(a), the Company exclusively owns and possesses all right, title and interest in and to, or has a right to use, each of the items of Business Intellectual Property, free and clear of all Liens, except Permitted Encumbrances. Parent exclusively owns and possesses all right, title and interest in and to, or has a right to use, each of the items of Parent IP, free and clear of all Liens, except Permitted Encumbrances.  All of the Business Intellectual Property owned by the Company is subsisting (or, in the case of applications for Intellectual Property registrations, applied for) and, to the Company’s Knowledge, valid and enforceable.  All of the Business Intellectual Property owned by Parent is subsisting (or, in the case of applications for Intellectual Property registrations, applied for) and, to Parent’s Knowledge, valid and enforceable.  No claim by any Person contesting the validity, enforceability, use or ownership of any of the Business Intellectual Property owned by the Company or Parent has been made in writing to the Company or Parent and is currently outstanding or, to the Company’s Knowledge, is threatened, in each case excluding office actions in the ordinary course of prosecution, if any.  The Company has not and the operation of the Business does not and has not infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, and to the Company’s Knowledge, the Business Intellectual Property owned by the Company or Parent has not been and is not being infringed, misappropriated or otherwise violated by any Person. The Business Intellectual Property constitutes all of the Intellectual Property sufficient for the conduct of the Business.

(b)                                 The consummation of the Transactions contemplated by this Agreement will not, by reason of any IP Contracts to which the Company is a party, result in the loss of, or otherwise adversely affect any ownership rights of the Company (or Buyer after the Closing Date) in any Business Intellectual Property Rights owned by the Company or cause the breach or termination of any IP Contracts.

(c)                                  The Company has taken steps reasonable under the circumstances to protect the confidentiality of the confidential information and trade secrets of the Company that are not otherwise disclosed by the Company’s published patents, patent applications or copyrights, and except as disclosed on Schedule 3.10(c) has required any employee or third party with access to material confidential information and/or trade secrets of the Company to execute contracts requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Company. No information that at any time constituted a material trade secret of the Company has been disclosed or made available by the Company to any Person who is not legally bound by a duty of confidentiality with respect thereto except in circumstances in which the Company has determined, in its reasonable business judgment, that it no longer will seek to protect such information as a trade secret.  There has not been, to the Company’s Knowledge, any breach by any third party of any confidentiality obligation to the Company.

(d)                                 The Company possesses all sufficient rights to use all Technology Assets. The Technology Assets operate and perform, (i) to the Company’s Knowledge, in all material respects in accordance with their documentation and functional specifications and (ii) otherwise as required by the Company as sufficient for the conduct of the Business.

3.11                        Litigation; Orders.

(a)                                 Except as set forth on Schedule 3.11(a), there are no claims, disputes, actions, suits, proceedings or investigations (excluding Intellectual Property office actions in the Ordinary Course of Business), writs or injunctions, pending (a) by or against the Company or that otherwise relate to or may affect the Business or the Purchased Assets or by or against Parent that relate to the Parent IP or (b) that challenge, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby, at law or in equity, before or by any Governmental Authority. To the Knowledge of the Company, no such claim, dispute, action, suit, proceeding, investigation, writ or injunction has been threatened.  There are no orders, judgments or decrees issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator outstanding (a) against the Company or that otherwise relate to or may affect the Business or any of the Purchased Assets or against Parent that relate to the Parent IP (excluding Intellectual Property office actions in the Ordinary Course of Business) or (b) that challenge, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby.  To the Knowledge of the Company, no such order or decree has been threatened.

(b)                                 Except as set forth on Schedule 3.11(b), the Company has received, and made available to Buyer a true and correct copy of, a written Report of Sample Analysis from the U.S. Department of Health and Human Services, Food and Drug Administration (“FDA”) stating that no Listeria monocytogenes were detected for each and every sample collected by the FDA since June 23, 2015 (the date that the Jefferson facility was re-opened) that relates or pertains to the Inventory, the Owned Real Property or the Buildings and includes an analysis for Listeria monocytogenes.  There is no FDA inspection pending or for which notice has been given to the Company that could be expected to result in samples being taken that relate or pertain to the Inventory, the Owned Real Property or the Buildings.  The Company has completed all FDA mandated improvements to the Real Property.

3.12                        Brokerage. No broker, investment banker, financial advisor or other Person, other than Rothschild, Inc., the fees and expenses of which shall be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

3.13                        Governmental Authorizations and Permits. Schedule 3.13 contains a list of all material permits, licenses, variances, franchises, orders, approvals, waivers, consents, certificates, registrations and other authorizations of all Governmental Authorities and all other similar rights owned, possessed, necessary, or used by the Company in the conduct of the Business (collectively, the “Governmental Authorizations”).  Each Governmental Authorization listed or required to be listed in Schedule 3.13 is valid and in full force and effect.  No other material Governmental Authorizations are required pursuant to any Law to operate the Business as currently conducted.

3.14                        Employees.

(a)                                 Except as set forth on Schedule 3.14(a), as of the day before the Closing:

(i)                                     the Company is and has been for the last three (3) years, in compliance in all material respects with all applicable laws, regulations, executive orders and ordinances relating to the employment of personnel, including, but not limited to, provisions thereof relating to proper classification of individuals as independent contractors or employees, wages, hours, vacation, other leave, overtime, notice, pay in lieu of notice, termination and severance pay, obligation, human rights, occupational health and safety, equal employment opportunity, reasonable accommodations, unemployment insurance, disability rights or benefits, collective bargaining and the withholding and payment of social security and other Taxes, the Worker Adjustment and Retraining Notification Act, and the Immigration Reform and Control Act of 1986, or any similar provisions of foreign, federal, state or local law;

(ii)                                  there are no material charges of unfair labor practices or other material employee-related complaints pending or, to the Company’s Knowledge, threatened against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Department of Labor, or any other Governmental Authority (including administrative charges, complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims,  employment-related multi-claimant or class action claims, or claims arising from or relating to the employment of any of the employees of the Company or relationship of the Company with any independent contractor).  The Company is not party to or otherwise bound by any consent decree with or citation from any governmental agency relating to employees or employee practices;

(iii)                               the Company is not a party to or bound by any collective bargaining agreement or other agreement or understanding with a labor union or labor organization. The Company is not and, since November 8, 2013, has not been a party to, or affected by or threatened with, to the Company’s Knowledge, any dispute or controversy with a labor union or with respect to unionization or collective bargaining involving any of  their current or former employees (including any actual or threatened labor strikes, work slowdown, lock-outs, work stoppages, interruptions of work, picketing, arbitrations, grievances, unfair labor practice charges or proceedings, or other disputes involving a labor organization or with respect to unionization or collective bargaining); and

(iv)                              To the Company’s Knowledge, no labor union has made a pending demand, or has threatened to make a demand, for recognition or certification for the formation of a collective bargaining unit involving the employees of the Company.

(b)                                 Schedule 3.14(b) lists all Business Employees, together with their names, job titles, current annual or, as the case may be, hourly rate of compensation (including salary, bonuses and commissions), leave status, if any (including a designation, if applicable, of the type of leave and whether the leave is paid or unpaid) of each such Business Employee.  Schedule 3.14(b) shall also include a list of all independent contractors or consultants who have performed more than $10,000 of services for the Company in any given year during the last three (3) years with a brief description of the nature of work performed by each.

(c)                                  The Company is and has been in full compliance with the WARN Act, and, the Company has not taken any action that would at any time cause the Company to have liability thereunder prior to the Closing Date. The Company has terminated all of its employees as of 9:59 a.m. (Central Time) on the Closing Date (before the Effective Time) and as of the Effective Time has no employees. During the ninety (90) day period prior to the Closing Date, the Company has not terminated any employee except for cause.

(d)                                 Except as set forth on Schedule 3.14(b), all Business Employees are employed at will and may terminate his or her employment or be terminated from such employment at any time for any or no reason with or without prior notice.  All Business Employees of the Company employed in the United States are U.S. citizens or aliens authorized to work in the United States for the Company.

(e)                                  All persons classified or treated by the Company as independent contractors or otherwise as non-employees during the last three (3) years are and/or have been correctly classified, and the Company has fully and accurately reported their compensation of any kind on IRS Form 1099 or as otherwise required by law.

3.15                        Employee Benefit Plans.

(a)                                 Schedule 3.15(a) sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other plan, policy, program, agreement or arrangement, whether written or oral, providing compensation or other benefits, including, without limitation, any employment, individual consulting, bonus, commission, incentive pay, stock option, stock purchase or other equity-based or equity, severance, change in control, retention, pension, profit sharing, retirement, deferred compensation, health, vacation pay or other paid time off, fringe benefits or other similar compensation or benefits, to any Business Employees, which are maintained, sponsored or contributed to by the Company or any of its ERISA Affiliates, and with respect to which any Business Employees has rights to current or future payments or benefits (collectively, the “Plans”).

(b)                                 Each Plan has been maintained and administered in material compliance with its terms and all applicable laws, including ERISA and the Code. Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service that it is so qualified and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Plan.

(c)                                  No Plan is, and neither the Company nor any ERISA Affiliate or the Company or its Subsidiaries, sponsors, maintains or contributes to, or, in the last six (6) years has sponsored, maintained or contributed to, or been required to contribute to, an employee benefit plan subject to Section 412 or 436 of the Code or Section 302, 303 or Title IV of ERISA , a “multiemployer plan” (within the meaning of Section 3(37) of ERISA)  or a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, with respect to which Buyer could have any liability. None of the Plans provides health or welfare benefits following retirement or termination of employment, other than as required by Section 4980B of the Code and any similar state law, or for healthcare continuation coverage through the end of the month in which such retirement or termination of employment occurs as required by the applicable Plan.

(d)                                 No actions, investigations, suits or claims (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened with respect to the Plans.

(e)                                  With respect to each of the Plans, the Company has, if applicable, furnished or made available to Buyer true and complete copies of (i) the plan document, including any amendments thereto (or, with respect to any material unwritten Plan, a written description of the material terms thereof), (ii) the most recent summary plan description and summary of material modifications, if any, required under ERISA, (iii) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each such Plan intended to qualify under Section 401(a) of the Code, (iv) the three most recent Forms 5500 Annual Report (including applicable schedules and attachments thereto), (v) each trust, insurance or other funding agreement related thereto and (vi) the most recent actuarial report, financial statement or valuation report, if any.

(f)                                   Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in conjunction with any other event) (i) entitle any Business Employee to any increase in compensation or benefits or to any transaction, severance, retention bonus or similar payment or benefit or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other obligation under any Plan.

3.16                        Compliance with Laws. Parent and the Company are and have been at all times since October 2, 2013 in compliance in all material respects with all Laws which are or were applicable to the Business or any of the Purchased Assets, no claims have been filed against Parent or the Company alleging a violation of any such Laws, and neither Parent nor the Company has received notice of any such violations. Neither Parent nor the Company has received any notification of any asserted present or past failure to comply with any Law which is material and which has not been satisfactorily resolved.

3.17                        Environmental Matters.

(a)                                 The Company is and has been at all times since October 2, 2013 in compliance with all applicable Environmental Laws.

(b)                                 The Company has not received any (i) notice or claim alleging that the Company is in violation of or liable under any Environmental Law or (ii) any written request for information from a Governmental Authority pursuant to Environmental Law that, in either case, remains outstanding, pending or unresolved as of the Closing Date.

(c)                                  The Company has obtained and is and has been at all times since October 2, 2013 in compliance with all Governmental Authorizations required pursuant to Environmental Law (“Environmental Permits”) necessary for the operation of the Business or the ownership, lease, operation or use of the Purchased Assets.  All Environmental Permits are in full force and effect and will be maintained in full force and effect through the Closing Date.

(d)                                 The Company is not subject to any judicial or administrative judgment, decree or order under applicable Environmental Law for the investigation, sampling, monitoring, treatment, remediation, removal or cleanup by the Company of Hazardous Materials.

(e)                                  No Owned Real Property or other real property currently owned, operated or used by the Company is listed on or, to the Company’s Knowledge, has been proposed for listing on, the National Priorities List, the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”), or any similar list of contaminated properties by any Governmental Authority.

(f)                                   There has been no Release of Hazardous Materials on, under, or from the Owned Real Property or other real property currently owned, operated or used by the Company, in violation of Environmental Law or that has resulted in, or is reasonably expected to result in, liability to the Company under any Environmental Law.  To the Company’s Knowledge, there are no active or abandoned underground storage tanks located at the Owned Real Property.

(g)                                  The Company has not received any notice or request for information regarding any third-party facility or other location used by the Company or any predecessor for the treatment, storage, or disposal of Hazardous Materials.  To the Knowledge of the Company, no such facility or location has been placed or proposed for placement on the National Priorities List, CERCLIS, or any similar list of contaminated properties by any Governmental Authority.

(h)                                 The Company has not retained or assumed by contract any liabilities or obligations of third-parties under Environmental Law.

(i)                                     The Company has provided or otherwise made available to Buyer complete and correct copies of all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents pertaining to the Business, the Purchased Assets, or other real property currently or formerly owned, operated or used by the Company that are in the possession or control of the Company.

3.18                        No Undisclosed Liabilities.  Except as set forth in Schedule 3.18, the Company has no liabilities or obligations except for (i) liabilities or obligations reflected or reserved against in the balance sheet included in the Financial Statements and (ii) current liabilities incurred in the Ordinary Course of Business since December 31, 2016.

3.19                        Relationships with Related Persons.  Except as set forth in Schedule 3.19, (a) no stockholder, director or officer of the Company (any such individuals, a “Related Person”), or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Related Person, is, or since January 1, 2016 has been, involved in any business arrangement or relationship with the Company, other than employment arrangements entered into in the ordinary course of business, and (b) no Related Person or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Related Person, owns, or since January 1, 2016 has owned, any property or right, tangible or intangible, used by the Company in the conduct of the Business.

3.20                        Material Customers and Suppliers.  Schedule 3.20 sets forth a true and complete list of each of the Material Customers and Material Suppliers.  Since December 31, 2016, there has been no material adverse change in the business relationship of the Company with any Material Customer or Material Supplier.  The Company has not received any written notice, and the Company does not have any Knowledge, that any Material Customer or Material Supplier has any intention to terminate or materially reduce purchases from or supplies to the Company or Buyer on account of the transactions contemplated hereby or otherwise.

3.21                        Insolvency. The Company is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement.  In addition, immediately after giving effect to the consummation of the transactions contemplated hereby, (a) the Company will be able to pay its debts as they become due, (b) the Company will have assets (calculated at fair market value) that exceed its liabilities, and (c) taking into account all pending and threatened litigation, final judgments against the Company in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Company will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Company.  The cash available to the Company, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company, as of the date hereof, that:

4.1                               Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party and perform its obligations hereunder and thereunder.

4.2                               Authorization of Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other Transaction Documents to which Buyer is a party shall, when executed, will constitute, a valid and binding obligation of Buyer, enforceable in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief).

4.3                               No Violation. Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated hereby by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated hereby pursuant to (a) any provision of Buyer’s certificate of incorporation or bylaws; (b) any Law to which the Buyer or its assets are subject; or (c) any material contract or agreement to which Buyer is a party or by which Buyer may be bound.

4.4                               Governmental Authorities and Consents. Buyer is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party or the transactions contemplated hereby or thereby, which has not been obtained as of the Closing.

4.5                               Legal Proceedings. As of the date of this Agreement, there are no actions, claims, complaints, investigations, audits, petitions, suits, arbitrations or other proceedings, whether civil or criminal, at law or in equity by or before any Governmental Authority, pending against Buyer or, to the knowledge of Buyer, threatened against Buyer which would, if adversely determined, prohibit the consummation of the transactions contemplated hereby. Buyer is not subject to any judgment, decree, injunction or order of any Governmental Authority which would materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby on a timely basis.

4.6                               Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

4.7                               Financial Capability. Buyer has, as of the date of this Agreement, sufficient funds to enable Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents and to satisfy its obligations hereunder and thereunder, including payment of the Purchase Price and fees and expenses relating to the transactions contemplated by this Agreement and the Transaction Documents. Buyer acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Buyer’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

4.8                               No Stockholder Vote Required. No vote or other action of the stockholders of Buyer is required pursuant to any requirement of Law, the organizational documents of Buyer or otherwise in order for Buyer to consummate the transactions contemplated by this Agreement.

4.9                               No Other Representations.  Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, liabilities and results of operations of the Company and the Business, and the nature and condition of its and their properties and assets, the Purchased Assets and the Business. Parent, the Company, and its representatives disclaim any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Purchased Assets, the Business or other matters, except for the representations of the Company expressly provided in Article 3 of this Agreement.  Without limiting the generality of the foregoing, the Company and its Affiliates and its representatives, disclaim any representation or warranty to Buyer with respect to any forecasts, predictions, projections or estimates for the Purchased Assets, the Business or business plan information of the Business, the Company or any Affiliate, except as expressly covered by a representation or warranty set forth in Article 3.

ARTICLE 5

INDEMNIFICATION AND RELATED MATTERS

5.1                               Survival. All representations, warranties, covenants and agreements set forth in this Agreement will survive the Closing and the consummation of the transactions contemplated hereby.   The Parties will have no indemnification liability for the breach of any representation or warranty set forth in Article 3 or Article 4, unless written notice of a claim thereunder is delivered to the other Party on or prior to the twelve (12) month anniversary of the Closing Date (the “Applicable Limitation Date”); provided, that the Applicable Limitation Date with respect to any Loss arising from or related to a breach of the representations and warranties set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization of Transactions), Section 3.7(a) (Title) and last sentence of Section 3.7(c) (Inventory), Section 3.8 (Taxes), Section 3.10 (Business Intellectual Property), Section 3.11(b) (Litigation; Orders), Section 3.12 (Brokerage), Section 3.17 (Environmental Matters), Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization of Transactions) and Section 4.6 (Brokerage) (collectively, the “Fundamental Representations”), shall be thirty (30) days after the expiration of the statute of limitations, if any (including any extensions thereto to the extent that such statute of limitations may be tolled) applicable to the breach which gave rise to such Loss.

5.2                               Indemnification.

(a)                                 Parent and Company Indemnification. Parent and the Company shall, jointly and severally, indemnify and hold harmless each of Buyer, its Affiliates, and their respective officers, directors, employees, agents and representatives (collectively, the “Buyer Parties”), from and against, and shall reimburse the Buyer Parties for, any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, diminution of value, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and each individually, a “Loss”) which any such Buyer Party shall suffer, sustain or become subject to, arising out of, as the result of, in connection with, relating or incidental to or by virtue of:

(i)                                     the breach of any representation or warranty made by Parent or the Company in this Agreement or any Transaction Document;

(ii)                                  the breach of any covenant or obligation of Parent or the Company in this Agreement or any Transaction Document;

(iii)                               any Excluded Liability;

(iv)                              any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with the Company (or any Person acting on its behalf) in connection with the transactions contemplated hereby;

(v)                                 the termination of Business Employees by the Company; or

(vi)                              any matter described on Annex H.

For purposes of calculating the amount of Losses to which a Buyer Party or Company Party is entitled pursuant to this Agreement (and for purposes of determining whether a representation has been breached), all references to materiality shall be disregarded.

(b)                                 Buyer’s Indemnification. Buyer shall indemnify and hold harmless each of the Company, its Affiliates, and their respective officers, directors, employees, agents and representatives (collectively, the “Company Parties”) from and against any Loss which any such Company Party shall suffer, sustain or become subject to, arising out of, as the result of, in connection with, relating or incidental to or by virtue of:

(i)                                     the breach of any representation or warranty made by Buyer in this Agreement or any Transaction Document;

(ii)                                  the breach of any covenant or obligation of the Buyer in this Agreement or any Transaction Document;

(iii)                               any Assumed Liability; or

(iv)                              any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with the Buyer (or any Person acting on its behalf) in connection with the transactions contemplated hereby.

(c)                                  Limitations on Indemnity. The indemnification provided for in subsections (a) and (b) above is subject to the following limitations:

(i)                                     no Party hereto will be liable hereunder with respect to claims referred to in Section 5.2(a)(i) or Section 5.2(b)(i) above unless a Party gives written notice thereof on or prior to the Applicable Limitation Date. Notwithstanding any implication to the contrary contained in this Agreement, so long as a Party delivers written notice of a claim no later than the Applicable Limitation Date, the other Parties hereto shall be required to indemnify hereunder for all Losses which such Parties may incur (subject to the Deductible and Cap, if applicable) in respect of the matters which are the subject of such claim, regardless of when incurred;

(ii)                                  Parent and the Company shall not be liable to Buyer Parties, and Buyer shall not be liable to the Company Parties, for any Loss arising under Section 5.2(a)(i) or Section 5.2(b)(i), respectively, unless, and only to the extent, the aggregate amount of all such Losses exceeds $237,363 (the “Deductible”), in which case such party shall be liable only for any portion of such Losses in excess of the Deductible;

(iii)                               Parent and the Company’s aggregate liability arising under Section 5.2(a)(i), and Buyer’s aggregate liability under Section 5.2(b)(i), shall in no event exceed $2,373,630, respectively (the “Cap”);

(iv)                              notwithstanding the foregoing, the Deductible and the Cap shall not apply with respect to any Loss arising from or related to a breach of any of the Fundamental Representations, provided that Parent and the Company’s aggregate liability arising under Section 5.2(a)(i), and Buyer’s aggregate liability under Section 5.2(b)(i), shall in no event exceed the Purchase Price;

(v)                                 for purposes of computing the amount of Losses incurred by any Buyer Party or Company Party, the amount of any insurance proceeds received by such Buyer Party or Company Party with respect to such claim, net of the costs of recovery, shall be deducted;

(vi)                              after the Closing, absent fraud, and subject to the Parties’ right to seek equitable relief and injunctive relief, the provisions of this Article 5 shall constitute the sole and exclusive monetary remedy of the Parties against each other with respect to any breach or non-fulfillment of any representation, warranty, agreement, covenant, condition or any other obligation contained in this Agreement; and

(vii)                           notwithstanding anything in this Agreement or otherwise to the contrary, in no event shall Parent, the Company or Buyer be liable under this Article 5 for any punitive or exemplary damages other than punitive or exemplary damages awarded to a third party in connection with a Claim.

(d)                                 Procedures.

(i)                                     If a Buyer Party or Company Party seeks indemnification under this Article 5 (the “Indemnified Party”) with respect to any claim, demand, action, proceeding or other matter pursuant to this Agreement or arising out of the transactions contemplated hereby (a “Claim”), the Indemnified Party shall give written notice to the other party(ies) (the “Indemnifying Party”) after receiving written notice of or discovering facts giving rise to the Claim (a “Notice of Claim”), which Notice of Claim shall contain the following information to the extent it is reasonably available to the Indemnified Party: (x) an estimate of the amount then reasonably ascertainable of the alleged loss, expense or liability against which the Indemnified Party claims to be indemnified; (y) a description, in reasonable detail, of the circumstances giving rise to the alleged loss, expense, or liability; and (z) a statement identifying each party against whom a Claim is asserted; provided, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent the Indemnifying Party demonstrates it is materially prejudiced by such failure.

(ii)                                  Except as provided in this Section 5.2(d)(ii), if the Indemnifying Party notifies the Indemnified Party within 30 calendar days after receiving the Notice of Claim that it will assume the defense thereof: (w) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of the Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party; (x) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate counsel to the extent the Indemnifying Party reasonably concludes based upon advice of counsel that a conflict of interest exists between the Indemnified Party and Indemnifying Party based on the existence of one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, but the assertion of which would be adverse to the interest of the Indemnified Party); (y) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably); and (z) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement without the written consent of the Indemnified Party if such judgment or settlement requires any admission of guilty or liability on the part of the Indemnified Party or imposes any obligations on the Indemnified Party other than payment of a settlement amount to be paid by the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 calendar days that it will assume the defense thereof, or if the Claim involves any action by a Governmental Authority pursuant to Environmental Law, then the Indemnified Party may defend against the matter in any manner it reasonably deems appropriate (subject to the Indemnifying Party’s right to approve any settlement as set forth above), without prejudice to any of its rights hereunder. The Indemnified Party and the Indemnifying Party shall each use commercially reasonable efforts to cooperate with the other such Party in connection with the defense of third-party Claims.

(e)                                  Purchase Price Adjustments. Amounts paid to or on behalf of the Company or Buyer as indemnification shall be treated as adjustments to the Purchase Price.

ARTICLE 6
ADDITIONAL AGREEMENTS

6.1                               Tax Matters.

(a)                                 Transfer and Ad Valorem Taxes. Except as set forth in Section 2.5(a), all transfer, documentary, use, stamp, registration, transaction privilege, sales and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement shall be split evenly (50/50) between the Company and Buyer, with the Company paying half of such amount and Buyer paying half of such amount.  For ad valorem or similar Taxes imposed on a periodic basis on the Business, the Company shall be responsible for the portion of such Taxes equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and Buyer shall be responsible for the remainder.

(b)                                 Allocation.

(i)                                     Within 120 days of the Closing Date, the Buyer shall prepare and deliver to the Company for its review, comment and consent, an allocation of the Purchase Price in accordance with Section 1060 of the Code (the “Allocation”) among the Purchased Assets.  If Company objects to one or more items reflected in the Allocation, then the Company and Buyer shall negotiate in good faith to resolve such dispute.  For purposes of the Allocation, the Purchase Price shall include the Assumed Liabilities for U.S. federal income Tax purposes. To the extent that the Purchase Price is adjusted after the Closing Date pursuant to Section 5.2(e), Buyer and the Company agree to revise and amend the Allocation in accordance with the character of each such adjustment. The Company and Buyer agree to prepare and file an IRS Form 8594 or such other form or statement as may be required by applicable law, rule or regulation, and any comparable state or local income tax form, in a manner consistent with the Allocation. The Company and Buyer shall adhere to the Allocation for all Tax-related purposes including any federal, foreign, state, county or local income and franchise Tax Return filed by them after the Closing Date, including the determination by the Company of taxable gain or loss on the sale of the Purchased Assets and the determination by Buyer of its tax basis with respect to the Purchased Assets. Neither Buyer nor the Company shall file any Tax Returns or, in a judicial or administrative proceeding, assert or maintain any Tax reporting position that is inconsistent with this Agreement or the Allocation agreed to in accordance with this Agreement, unless required to do so by applicable law.

(ii)                                  To the extent, pursuant to applicable Law, an allocation of the Purchase Price must be made for state, local or non-U.S. Tax purposes (the “Non-Federal Allocation”) (including, without limitation, for purposes of withholding state, local or non-U.S. Taxes) prior to the date Buyer must prepare and deliver the Allocation to the Company pursuant to Section 6.1(b)(i), the Non-Federal Allocation shall not be binding on Buyer for purposes of preparing the Allocation and the Allocation may be inconsistent with the Non-Federal Allocation.

(c)                                  Cooperation on Tax Matters. Buyer and the Company shall cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of Tax Returns for the Business and any audit, litigation or other proceeding with respect to Taxes for the Business. Such cooperation shall include the retention and (upon any Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company agrees (i) to retain all books and records with respect to Tax matters and pertinent to the Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, the Company shall allow Buyer to make copies of such books and records (at its own cost and expense) or take possession of such books and records proposed to be destroyed or discarded.

6.2                               Press Releases and Announcements. The Parties will publicly announce this Agreement and the transactions contemplated hereby at (a) a mutually agreed upon time following the execution hereof, subject to compliance with applicable Law, and (b) pursuant to a mutually agreed upon press release prepared jointly through consultation by the Parties prior to such time. None of the Parties or any of their respective Affiliates will issue any press release or otherwise make any public statements with respect to the transactions contemplated herein without the prior written consent of the other Parties, except as such release or statement may be explicitly contemplated by this Agreement or required by applicable Law, including the rules or regulations of any securities exchange, in which case such Party or Affiliate will, unless consent of the other party is required under this Agreement, use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance and will consider in good faith the advice of such other party with respect thereto. Notwithstanding the foregoing, each Party may, without the prior written consent of the other Parties and at its own discretion, (a) make a public announcement regarding this Agreement and the transactions contemplated herein at any time; provided, however, that the contents of such announcement shall consist solely of information previously contained in prior announcements made by any or all of the Parties and (b) provide information regarding this Agreement and the transactions contemplated herein at any time to its Employees, contractors or creditors.

6.3                               Further Transfers. The Company shall execute and deliver such further instruments of conveyance and transfer and take such additional actions as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets and any other transactions contemplated hereby, provided that the Company shall not be required to incur any out-of-pocket costs or assume any liabilities in taking such actions. Buyer will execute and deliver such further instruments of conveyance and transfer and take such additional actions as the Company may reasonably request to effect, consummate, confirm or evidence the assumption by Buyer of the Assumed Liabilities and to transfer to the Company any assets that are not Purchased Assets hereunder that are in Buyer’s possession or control; provided that Buyer shall not be required to incur any out-of-pocket costs in taking such actions.

6.4                               Specific Performance. Parent, the Company and Buyer each acknowledges and affirms that in the event of a breach of this Agreement, money damages may be inadequate and the other Party may have no adequate remedy at law. Accordingly, Parent, the Company and Buyer each agrees that the Parties shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the other Party hereunder not only by an action or actions for damages but also by an action or actions for specific performance (including, without limitation, specific performance with respect to the acquisition of each Owned Real Property), injunctive and/or other equitable relief. If any such action is brought by the Company or Buyer to enforce this Agreement, each of Parent, the Company or Buyer, as applicable, hereby waives the defense that there is an adequate remedy at law.

6.5                               Expenses. Except as otherwise expressly provided herein, each Party shall pay all of its own fees, costs and expenses (including the fees, costs and expenses of its own legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the other Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.  The Company shall pay all expenses related to obtaining third-party consents to assign the Assigned Contracts (including, without limitation, any consent or transfer fees expressly required by the terms of any Assigned Contracts).

6.6                               Cooperation; Non-Disparagement and Confidentiality.

(a)                                 Cooperation; Non-Disparagement. Parent and the Company agree (i) to use reasonable efforts to refer all customer inquiries relating to the Business to Buyer, from and after the Closing Date, and (ii) to not take any action which is intended or would reasonably be expected to have the effect of discouraging any material customers, suppliers, vendors, service providers, lessors or licensors from maintaining their existing business relationships with the Business, in each case during the two (2) year period beginning on the Closing Date.

(b)                                 Confidentiality. During the five (5) year period beginning on the Closing Date, Parent and the Company shall treat and hold as confidential any information concerning the Business or the Purchased Assets that is not generally available to the public (the “Confidential Information”), and refrain from using any of the Confidential Information except in connection with this Agreement and the other Transaction Documents. In the event that Parent or the Company is requested or required (by interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Parent or the Company, as applicable, shall, if permitted by applicable Law, notify Buyer promptly of the request or requirement. If Parent or the Company is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or Governmental Authority, Parent or the Company, as applicable, may disclose the Confidential Information to the tribunal or Governmental Authority; provided, that such disclosing Party shall use reasonable efforts to obtain, at the request and expense of Buyer, an order or other assurances that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed.

6.7          Employee and Employee Benefit Matters; WARN Act.

(a)           Effective as of the Effective Time, Buyer or one of its Affiliates may (but is not obligated to) offer employment to each Business Employee, a list of whom is set forth on Schedule 3.14(b), on such terms and conditions as Buyer shall determine in its sole discretion. In the case of any Business Employee who is offered employment by Buyer or its Affiliate and who is on an approved leave of absence as of the Closing Date, the employment of such Business Employee with Buyer or its Affiliate shall be effective upon the date of his or her return to active work. All Business Employees who accept Buyer’s or such Affiliate’s offer of employment and who are thereafter employed by Buyer or its Affiliate are listed on Annex I and shall be referred to herein as “Transferred Employees”.

(b)           For a period of sixty (60) days following the Closing, Buyer shall cause to be provided to each Transferred Employee who continues to be employed by Buyer or its Affiliate during such period, compensation (other than equity-based compensation) and benefits (other than the opportunity to participate in a 401(k) plan or any other qualified retirement plan) which are substantially comparable in the aggregate to those provided by Buyer to its similarly situated employees.

(c)           From and after the Effective Time, Buyer shall provide each Transferred Employee with full credit for such Transferred Employee’s service with the Company or any of its Affiliates for purposes of eligibility under a welfare benefit plan that may be established or maintained by Buyer or its Affiliates in which such Transferred Employee is eligible to participate (the “Buyer Welfare Plans”) to the same extent such service is recognized under any corresponding Plan immediately prior to the Closing.  For the avoidance of doubt, a Transferred Employee’s service with the Company or any of its Affiliates shall not be recognized for purposes of eligibility or vesting under The Pictsweet Company 401(k) Retirement Plan or any other Buyer plan which is intended to be a qualified retirement plan (a “Buyer Qualified Plan”), benefit accrual under any Buyer Qualified Plan or to the extent that such recognition would result in a duplication of benefits.

(d)           Buyer or its Affiliate shall use commercially reasonable efforts, subject to the consent of any applicable insurer, to cause, (i) each Transferred Employee to be immediately eligible to participate upon hiring, without any waiting time, in the Buyer Welfare Plans which provide health or welfare coverage to the Transferred Employee (except to the extent that such waiting periods applied to the Transferred Employee prior to the Closing under comparable Plans which provide health or welfare coverage); (ii) with respect to each Buyer Welfare Plan providing health or welfare coverage to the Transferred Employee, all pre-existing conditions, waiting periods, active employment requirements, and requirements to show evidence of good health of such Buyer Welfare Plans to be waived for such Transferred Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Transferred Employee under a comparable Plan); and (iii) the Transferred Employee and his or her covered dependents to be credited with all co-payments, deductibles and other eligible expenses incurred during the plan year ending on the Closing Date for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year of each comparable Buyer Welfare Plan which provides health or welfare coverage.

(e)           Pursuant to Revenue Procedure 2004-53, 2004-34 I.R.B. 320, Buyer and the Company, and their respective Affiliates, hereby agree to follow the “standard procedure” for purposes of payroll tax reporting with respect to each Business Employee.

(f)            Nothing in this Agreement shall confer upon any Business Employee or Transferred Employee any right to continue in the employ or service of the Company, Buyer or any of their respective Affiliates. Notwithstanding any provision to the contrary contained in this Agreement, nothing in this Section 6.7 shall (i) be deemed or construed to be an amendment or other modification of any Plan; (ii) create any third party rights in any Business Employee or any other current or former service provider or employee of the Company or any of its Affiliates (or any beneficiaries or dependents thereof) or (iii) prohibit the Company, Buyer or any of their respective Affiliates from amending or terminating any employee benefit plan in accordance with their applicable terms.

(g)           The Company shall terminate the employment of each Business Employee as of 9:59 a.m. (Central Time) (prior to the Effective Time) on the Closing Date, and shall prior to 9:59 a.m. (Central Time) on the Closing Date, provide notice to all employees of the impending termination of their employment. The Company will be responsible for any cost and/or liability associated with such terminations (whether such liability may belong, absent this Agreement, to Buyer or the Company), including, but not limited to, that cost and/or liability that arises under the WARN Act (or any similar state law) as a result of the termination of the Business Employees prior to the Effective Time of the Closing.   The Company will pay to each Jefferson facility employee (except for the Transferred Employees employed at the Jefferson facility who are offered employment with Buyer on terms comparable to their employment terms with the Company) an amount equivalent to sixty days of wages (including the Company’s expenses incurred to pay the Company’s share of FICA and FUTA with respect to such wages) and benefits as Pay in Lieu of Notice as required by the WARN Act (or any similar state law) as a result of the termination of those Business Employees on the day  of Closing but prior to the Effective Time.

(h)           The Company or its Affiliates will be responsible for (i) the payment of all wages and other remuneration due (including payment of all accrued and unused paid time off) to its employees with respect to their services as employees of Company through the Effective Time; and (ii) the payment of any termination, change of control or severance payments and the provision of health plan continuation coverage (including all administrative and notice obligations) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any other Legal Requirement, with respect to any Business Employees who are not hired by Buyer, other former or current employees of the Company, or any Business Employees who remain eligible and elect continuation coverage pursuant to COBRA under the Company’s Plans.   The Company will be liable for any claims made or incurred by its employees and their beneficiaries under the Plans, and Buyer will not have any responsibility, liability or obligation, to such employees, their beneficiaries or any other Person with respect to any Plan.  The Company shall make or cause to be made on behalf of all the employees of the Company and its Affiliates all contributions due to be made under each Plan for all periods prior to the Effective Time.  Additionally, the Company, at its sole cost and expense, shall take such actions as are necessary to make, or cause each Plan to make, appropriate distributions to all the employees of the Company and its Affiliates in accordance with such Plans and applicable Legal Requirements.

6.8          Restrictive Covenants.

(a)           In consideration of the Purchase Price to be received under this Agreement, each of Parent and the Company agrees that, for a period of five (5) years after the Closing Date (the “Restrictive Covenant Period”), it shall not, directly or indirectly, do any of the following:

(i)            engage in, or invest in, own (except ownership of less than 5% of any class of securities of an entity which are listed for trading on any national securities exchange or which are traded in the over-the-counter market), manage, operate, finance, control, be employed by, associated with or in any manner connected with, or render services or advice or other aid to, any Person engaged in or planning to become engaged in, or any other business whose products or activities compete in whole or in part with, the business of growing, cultivating, supplying, selling or distributing any frozen vegetables (a “Competing Business”) anywhere within the United States; provided, however, in no event shall the Company’s business of providing veggie rice or quinoa, bean, grain, or fruit blends and bowls which may also contain vegetables under the “Boulder Canyon” brand or veggie blends for use in making juices or smoothies under the “Radar Farms” or “Jamba” brands be deemed to be a “Competing Business” in breach of this Section 6.8.  In addition, Buyer acknowledges and agrees that in the event Parent or the Company acquires (or merges with) a frozen fruit operator subsequent to the Closing and that operator also processes and freezes vegetables for unrelated third-party customers and/or performs contract manufacturing and private label brands for unrelated third parties, such activities as they relate to vegetables shall not be deemed a “Competing Business” in breach of this Section 6.8, nor shall the Company’s business of co-packing vegetables solely for unrelated third parties who supply the vegetables to the Company for co-packing be deemed to be a “Competing Business” in breach of this Section 6.8.

(ii)           induce or attempt to induce any employee or independent contractor of Buyer who was an employee or independent contractor of the Company prior to the Closing to leave the employ or service of Buyer, in any way interfere with the relationship between Buyer and any such employee or independent contractor, or solicit, offer employment to, otherwise attempt to hire, employ, or otherwise engage as an employee, independent contractor, or otherwise, any such employee or independent contractor; or

(iii)          induce or attempt to induce any Person that was a customer, supplier or business relation of the Company at any time during the one (1) year period preceding the Closing Date to cease doing business with Buyer, in any way interfere with the relationship between Buyer and any such customer, supplier or business relation, or solicit the business of any such customer, supplier or business relation for a Competing Business.

(b)           Each of Parent and the Company acknowledges that all of the foregoing provisions are reasonable and are necessary to protect and preserve the value of the Purchased Assets and to prevent any unfair advantage being conferred on Parent or the Company.  If any of the covenants set forth in this Section 6.8 are held to be unreasonable, arbitrary, or against public policy, the restrictive time period herein will be deemed to be the longest period permissible by law under the circumstances and the restrictive geographical area herein will be deemed to comprise the largest territory permissible by law under the circumstances.

(c)           In the event of a breach by Parent or the Company of any covenant set forth in Section 6.8(a) of this Agreement, the Restrictive Covenant Period will be extended by the period of the duration of such breach.

(d)           Each of Parent and the Company acknowledges that a breach by Parent or the Company of any of the covenants set forth in Section 6.8(a) of this Agreement cannot be reasonably or adequately compensated in damages in an action at law, and that Buyer will be entitled to, among other remedies, and without posting any bond or other undertaking, injunctive relief, which may include, but will not be limited to: (i) seeking injunctive relief to restrain Parent or the Company from engaging in any action that would constitute or cause a breach or violation of Section 6.8(a), (ii) obtaining specific performance to compel Parent or the Company to perform its obligations and covenants hereunder, and (iii) obtaining damages available either at law or in equity.

6.9          Change of Name. Immediately following the Closing Date, the Company shall amend its certificate of incorporation and take all other actions necessary to change its name so that its name will not include the phrase “Fresh Frozen”.  For the avoidance of doubt, as between Buyer and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, Buyer and its Affiliates shall own all rights to the name “Fresh Frozen Foods” and any derivatives thereof from and after the Closing (it being understood and agreed that such names are included as Purchased Assets).

6.10        Customers and Other Business Relationships.  After the Closing, the Company and Parent shall use their commercially reasonable efforts to transfer the Business’s customer base as of the Effective Time to Buyer and shall otherwise cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those other relationships of the Company and Parent relating to the Business as of the Effective Time, including relationships with suppliers, landlords, creditors, lessors and employees. After the Closing, the Company and Parent shall refer to Buyer all customer inquiries from the Business’s customer base as of the Effective Time relating to the Business and redirect any consumer affairs calls to Buyer.

6.11        Collection of Accounts Receivable.  Following the Closing, the Company shall pursue collection of Accounts Receivable in a manner consistent with past practice.  Neither Parent or the Company shall engage a collection agent or commence legal proceedings against any account debtor with respect to any such Accounts Receivable without giving Buyer at least ten (10) business days’ prior written notice, which notice shall contain the names of the account debtor and the amount of the account in question.  Buyer may, at its sole option, within such ten (10) business day period after receipt of the Company’s notice, purchase the account(s) in question for the full face value thereof, without recourse, by written notice to the Company, which notice shall include a check for the full face amount of such account.

6.12        Payment of Excluded Liabilities. Following the Closing, the Company shall pay, or make adequate provision for the payment, in full of all Excluded Liabilities.  If any such Excluded Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Purchased Assets or conduct of the Business, Buyer may at any time after the Closing Date elect to make all such payments directly (but shall have no obligation to do so) and will be promptly reimbursed by the Company.  Buyer will receive full credit under this Agreement for all payments so made.

6.13        Domain Names, Websites, and Social Media Accounts. Following the Closing, Parent and the Company shall assist Buyer in any way reasonably necessary with the transfer of any social media accounts, websites, and domain names included in the Purchased Assets to Buyer, including without limitation, providing all necessary credentials, usernames, and passwords, notifying the applicable domain name registrars, hosting providers, content management systems, and social media platforms of the transfer of the domain names and social media accounts to Buyer and requesting such transfer through the transfer procedures provided by such domain name registrars, hosting providers, content management systems, and social media platforms.

6.14        Required Approvals.  As promptly as practicable after the date of this Agreement, the Company shall use its reasonable best efforts to obtain all consents required for the transfer of all Governmental Authorizations of the Company to Buyer, to the extent transferable.  The Company shall promptly make all filings and respond to all inquiries and requests required by Law to be made to cause the transfer of such Governmental Authorizations.

6.15        Inventory Packaging.  Parent and Company consent to Buyer’s use of the films, packaging, and other materials used in connection with the Inventory, including any UPC codes, designs, images, information, or Intellectual Property presented thereon (“Packaging IP”), identifying Parent or Company either directly or indirectly, for the longer of twelve months from the Closing Date or until such time as all Inventory is disposed of by Buyer.  Parent and Company hereby grant to Buyer a limited license and right to use Packaging IP solely on the Inventory for the foregoing time period.

6.16        Communications Concerning Purchased Assets.  Following the Closing, the Parent and Company shall promptly forward or redirect upon receipt any customer service inquiries or other communications received by the Parent or Company concerning the Purchased Assets, whether through mail, electronic mail, facsimile, or telephone, or other communication, to the Buyer promptly after receipt of such communication by the Parent or the Company.

6.17        Signature Settlement.  Following the Closing, Parent hereby agrees to promptly inform Signature Pack, LLC, a Georgia limited liability company (“Signature Pack”), that Buyer has purchased the Purchased Assets, including the “Fresh Frozen Trade Dress”, as such term is defined in that certain Confidential Compromise and Settlement Agreement (the “Settlement Agreement”) by and between Parent and Signature Pack, and has assigned to Buyer the Settlement Agreement and any related enforcement rights. Parent agrees to provide Buyer with any and all documents related thereto.  All legal costs incurred by Parent in connection with the negotiation of the Settlement Agreement shall remain the sole responsibility of Parent.

ARTICLE 7
MISCELLANEOUS

7.1          Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided, that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

7.2          Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by confirmed facsimile, when sent by electronic mail (if confirmed by reply electronic mail that is not automated), one Business Day after being sent by overnight courier service (providing written proof of delivery) or three Business Days after being mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

Notices to the Company:	with a copy (which shall not constitute notice) to:
Inventure Foods, Inc.	DLA Piper LLP (US)
5415 East High Street, Suite 350	2525 East Camelback Road
Phoenix, AZ 85054	Suite 1000
Attention: Steve Weinberger	Phoenix, AZ 85016
Facsimile: (602) 522-2690	Attention: Gregory R. Hall
Email:	Facsimile: (480) 606-5528
steve.weinberger@inventurefoods.com	Email: greg.hall@dlapiper.com

Notices to Buyer:	with a copy (which shall not constitute notice) to:
The Pictsweet Company	Bass, Berry & Sims, PLC
Ten Pictsweet Drive	150 Third Ave. South
Bells, TN 38006-0199	Suite 2800
Attention: Laird R. Jones	Nashville, TN 37201
Facsimile: (800) 5611-8810	Attention: J. Allen Overby
Email: lrjones@pictsweet.com	Facsimile: (615) 742-2711
Email: aoverby@bassberry.com

7.3          Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either Party hereto without the prior written consent of the other Party. Notwithstanding the foregoing, Buyer may assign, in whole or in part, this Agreement to one or more of its Affiliates, provided, that such assignment shall not release Buyer from any of its obligations hereunder. Any purported assignment in violation of this Section 7.3 shall be void.

7.4          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

7.5          Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires, and shall be deemed to refer to such statute or law as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date.) The word “including” shall mean including without limitation. Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, the use of any gender herein shall be deemed to include the other genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. References to “dollars” or “$” are to U.S. dollars. The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement.

7.6          Captions and Headings. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

7.7          Entire Agreement; No Merger. The schedules identified in this Agreement are incorporated herein by reference. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way. The terms and conditions of this Agreement will not be superseded by nor merge into, and will survive the execution, delivery, registration and/or recording of, any limited warranty deeds or other documents or instruments relating to the Buildings or the Owned Real Property.

7.8          Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

7.9          Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law rule or provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7.10        No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective permitted successors and assigns any rights or remedies under or by virtue of this Agreement.

7.11        CONSENT TO JURISDICTION. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY CLAIM OR CAUSE OF ACTION BROUGHT BY ANY PARTY ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL LIE EXCLUSIVELY IN THE FEDERAL OR STATE COURT LOCATED IN THE CITY OF WILMINGTON, DELAWARE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.  NOTHING IN THIS SECTION 7.11 WILL AFFECT THE RIGHTS OF THE PARTIES TO SERVE LEGAL PROCESS IN ANY OTHER MEANS PERMITTED BY LAW.

7.12        WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first written above.

THE COMPANY:

FRESH FROZEN FOODS, INC.

By:	/s/ Steve Weinberger
Name: Steve Weinberger
Its: Chief Financial Officer

PARENT:

INVENTURE FOODS, INC.

By:	/s/ Steve Weinberger
Name: Steve Weinberger
Its: Chief Financial Officer

BUYER:

THE PICTSWEET COMPANY

By:	/s/ Wesley F. Eubanks
Name: Wesley F. Eubanks
Its: President, Chief Executive Officer

Signature page to Asset Purchase Agreement

EXHIBIT A

Bill of Sale and Assignment and Assumption Agreement

(see attached)

Exhibit A

EXHIBIT B

Trademark Assignment

(see attached)

Exhibit B

EXHIBIT C

Policy Transfer Agreement

(see attached)

Exhibit C